Exhibit 4.02
Form of Convertible Debenture
THIS CONVERTIBLE DEBENTURE AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY (AS DEFINED BELOW) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.
LIFEVANTAGE CORPORATION
CONVERTIBLE DEBENTURE

$	, 2007
Greenwood Village, Colorado
          For value received, LifeVantage Corporation, a Colorado corporation (the “Company”), unconditionally promises to pay to                      or its assigns (the “Holder”) the principal sum of $                      with interest on the outstanding principal amount at the rate of eight percent (8%) per annum (subject to adjustment as set forth below), or the maximum rate permissible by law, whichever is less, simple interest, and calculated on the basis of a 360 day year for the actual number of days elapsed. Interest shall commence with the date hereof and shall be due and payable on the dates and in the manner set forth below. The principal balance of this Debenture, together with the accrued interest thereon shall be due and payable on the dates and in the manner set forth below.
          This Debenture is one of the convertible debentures (collectively, the “Debentures”) referred to in, and is executed and delivered in connection with, those certain Unit Subscription Agreements, dated on or about                      ___, 2007 and executed by the Company and the Holder, among others (as the same may from time to time be amended, modified or supplemented or restated, the “Subscription Agreements”). Additional rights and obligations of the Holder and the Company are set forth in the Subscription Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Subscription Agreement.
     1. Interest; Maturity; Payments; Prepayment; Waiver of Presentment.
          (a) Interest. Interest shall commence with the date hereof and shall be due and payable on the last day of each calendar quarter. Interest due hereunder shall be payable in shares of the Company’s Common Stock valued at the Market Price (as defined below) on the last day of such quarter provided, however, that interest may be paid in Common Stock only if the Equity Conditions have been met on such quarter-end date or, upon the election of the Company in its discretion, in lawful money of the United States of America to the Holder at the address set forth in the Subscription Agreement. “Market Price” shall mean the ten (10) day average of (i) the last reported closing sale price for the Common Stock as officially reported by the OTC Bulletin Board, if the Common Stock is then traded on the OTC Bulletin Board; or (ii) the last reported closing sale price on the Nasdaq SmallCap or National Market or a national securities exchange, if the Common Stock is then traded on the Nasdaq SmallCap or National Market or a national securities exchange, in each case as officially reported by the Nasdaq SmallCap or National Market or such national securities exchange; or (iii) if the Common Stock is not then traded on the OTC Bulletin Board, the Nasdaq SmallCap Market, the Nasdaq National Market or a national securities exchange, but is then traded in the over-the-counter market, then the average of the last reported bid and asked prices of the Common Stock reported by the National Quotation Bureau, Inc. or similar bureau if the National Quotation Bureau, Inc. is no longer reporting such information.
     “Equity Conditions” means the following:
•	The Company shall have converted to Common Stock all Debentures from Holders thereof who have properly requested such conversion;

•	There will be an effective Registration Statement with respect to the Common Stock underlying the Debentures and any warrants issued by the Company and any Common Stock to be paid as interest hereunder;

•	The Common Stock is listed for trading on the American Stock Exchange, the New York Stock Exchange, the NASDAQ National Market, the NASDAQ Small Cap Market or the OTC Bulletin Board (a “Principal Market”);

•	The Company shall have a sufficient number of authorized but unissued and otherwise unreserved Common Stock to satisfy all potential conversions of Debentures to Common Stock; and

•	The payment of interest in Common Stock has been approved by the Company’s shareholders, if required by the applicable rules of the Principal Market.
          (b) Maturity Date. At any time on or after ___, 2010 (the “Maturity Date”) and prior to delivery of an Automatic Conversion Notice (as defined in Section 2(b) below), if this Debenture has not been paid in full or converted in accordance with the terms of Section 2 below, the Holder may demand payment of the entire outstanding principal balance and all unpaid accrued interest in cash (a “Payment Demand”).
          (c) Payments. All payments of principal and interest shall be in shares of Common Stock as provided herein or in lawful money of the United States of America and shall be payable at the address of the Holder set forth in the Subscription Agreement, unless another place of payment shall be specified in writing by the Holder. All payments shall be applied first to any fees or expenses due to the Holder, then to accrued interest, including any interest that accrues after the commencement of a proceeding by or against the Company under Title 11 of the United States Code, and thereafter to the outstanding principal balance hereof. If any payments on this Debenture become due on a Saturday, Sunday, or a public holiday under the laws of the State of Colorado, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.
          (d) Prepayment. Subject to Section 2(c) below, at any time on or prior to the Maturity Date, the Company may pay this Debenture, in whole or in part, by giving Holder and the holders of all other Debentures then outstanding, at least fifteen (15) business days irrevocable written notice prior to such prepayment (the “Prepayment Notice”), and the Company shall pay this Debenture and all other Debentures, in whole or in part, (the “Prepayment Amount”) in accordance with the Company’s notice.
          (e) Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.
     2. Conversion.
          (a) At Maturity Date by Company. At any time on or after the Maturity Date, if all principal and interest outstanding under this Debenture has not been paid in full, then the Company may, in its discretion, cause the conversion of the entire principal balance of this Debenture and all unpaid interest hereon into shares of the Company’s Common Stock at a rate equal to the lower of the 10 day average closing price for the 10 previous business days or $0.20 per share of Common Stock (the “Conversion Price”), subject to adjustment as set forth herein. The Company shall notify the Holder of such automatic conversion in writing at least five (5) days prior to such conversion (an “Automatic Conversion Notice”).
          (b) Optional Conversion by Holder. At any time from the date hereof through the date that this Debenture is paid in full, including at any time after receiving a Prepayment Notice but before receiving the Prepayment Amount, Holder shall have the right, in its sole discretion, to convert the principal balance of this Debenture then outstanding plus accrued but unpaid interest, in whole or in part, into shares of Common Stock at the Conversion Price by delivering to the Company written notice of such conversion as set forth on Appendix A hereto (an “Optional Conversion Notice”).
          (c) Conversion Procedures. Upon conversion of this Debenture pursuant to Section 2(a) or 2(b) above, the Holder shall surrender this Debenture, duly endorsed, at the principal office of the Company, and the Company shall, at its expense, following receipt of this Debenture, duly endorsed, promptly deliver or cause to be delivered to the Holder a certificate or certificates (bearing such legends as may be required) representing that number of fully paid and non-assessable shares of Common Stock into which this Debenture may be converted. The conversion of this Debenture shall be deemed to have been made on the date of (i) the Maturity Date pursuant to Section 2(a) above, or (ii) the date of the Optional Conversion Notice pursuant to Section 2(b) above, as applicable, and the Holder shall be treated for all purposes as the record holder of such shares of equity securities as of such applicable date.
          (d) Reservation of Shares. The Company covenants and agrees that the shares of Common Stock that may be issued upon the exercise of the rights represented by this Debenture will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the time that principal or interest is owed pursuant to this Debenture, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the conversion rights set forth herein. If at any time during the time that this Debenture is outstanding, the number of authorized but unissued shares of Common Stock shall not be sufficient to permit conversion of amounts owed hereunder, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (e) No Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, and in lieu of any fractional shares which would otherwise be issuable, the Company shall issue the next lowest whole number of shares of Common Stock.
     3. Mandatory Redemption. If prior to conversion or payment of this Debenture, (i) the Company fails to remain subject to the reporting requirement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for a period of at least 45 consecutive days, (ii) the Company fails to materially comply with the reporting requirements under the Exchange Act for a period of 45 consecutive days, (iii) the Company’s Common Stock is no longer quoted on the OTC Bulletin Board or listed or quoted on a securities exchange, or (iv) a Change of Control is consummated (each a “Mandatory Redemption Event”), the Company will be required to redeem this Debenture in an amount equal to 150% of principal amount hereof plus any accrued but unpaid interest hereon within fifteen (15) days of such Mandatory Redemption Event. “Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of related transactions by the Company in which more than 50% of the voting power of the Company is disposed of (other than as a direct result of the issuance of securities by the Company in a capital raising transaction); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least 50% of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting equity of the Company (other than the issuance of securities by the Company in a capital raising transaction); or (e) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations thereunder).
     4. Adjustments of Conversion Price.
          (a) In the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the Conversion Price shall be correspondingly adjusted to give the Holder of the Debenture, on exercise for the same aggregate Conversion Price, the total number, class, and kind of shares as the Holder would have owned had the Debenture been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. The form of this Debenture need not be changed because of any adjustment in the Conversion Price.
          (b) If during the time that principal or interest is owed pursuant to this Debenture, the Company issues or sells Additional Shares of Common Stock (as defined below) other than pursuant to 4(a) above for a price (the “Effective Price”) less than the then effective Conversion Price, then and in each such case, the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to such Effective Price. “Additional Shares of Common Stock” shall mean all shares of Common Stock, or options, warrants or other rights to acquire Common Stock, issued by the Company, other than (i) options, warrants or shares of Common Stock issued to employees, directors and consultants as a part of an equity incentive plan or agreement approved by the Company’s Board of Directors, (ii) shares of Common Stock issued as a consideration for a merger, acquisition or other business combination approved by the Company’s Board of Directors, (iii) options, warrants or shares issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Company’s Board of Directors; (iv) shares issued upon the exercise of an option, warrant or other right to acquire Common Stock pursuant to which an adjustment of the Conversion Price under this Section 4(b) has already been made; and (v) options, warrants or shares issued with respect to which the holders of a majority of the outstanding Debentures waive their antidilution rights under this Section 4(b).
     5. Default.
          (a) Each of the following events shall be an “Event of Default” hereunder:
               (i) the Company engages in any liquidation, dissolution or winding up of the Company;
               (ii) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;
               (iii) an involuntary petition is filed against the Company under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;
               (iv) the Company executes an assignment with respect to a majority of its assets;

               (v) the Company fails to pay, within ten (10) business days of the Maturity Date, any and all unpaid principal, accrued interest and other amounts owing hereunder if not otherwise converted into Common Stock pursuant to Section 2 hereof;
               (vi) the Company fails to pay, within ten (10) business days of an interest payment due date, accrued interest due on such date if not otherwise converted into Common Stock pursuant to Section 1 hereof, and such failure is not cured within ten (10) business days of receipt of notice thereof; or
               (vii) the Company fails to redeem the Debenture pursuant to Section 3 hereof within ten (10) business days of a Mandatory Redemption Event.
          (b) Upon the occurrence of any Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Holder, and, in the case of an Event of Default pursuant to Section 5(a)(ii) or (iii) above, automatically, be immediately due, payable and collectible by the Holder pursuant to applicable law.
          (c) In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Debenture.
     6. Miscellaneous.
          (a) Registration Rights. The Holder is entitled to certain registration rights with respect to the Common Stock issuable upon conversion of this Debenture as set forth in the Subscription Agreement.
          (b) Restrictions on Dividends. The Company further covenants and agrees that during the time that principal or interest is owed pursuant to this Debenture the Company will not declare or pay any dividends on its outstanding capital stock, provided that the Company may repurchase shares of capital stock in connection with the termination of employment or consulting relationships pursuant to such agreements as are approved by the Board of Directors.
          (c) Restrictions on Transfer. This Debenture and the rights granted hereunder are subject to restrictions on transfer under Federal and state securities laws as further described in the Subscription Agreement.
          (d) Successors and Assigns. Subject to applicable law, the terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.
          (e) Acceptance. Receipt of this Debenture by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.
          (f) Governing Law. This Debenture shall be governed by and construed under the laws of the State of Colorado as applied to agreements among Colorado residents, made and to be performed entirely within the State of Colorado.
          (g) Titles and Subtitles. The titles and subtitles used in this Debenture are used for convenience only and are not to be considered in construing or interpreting this Debenture.
          (h) Amendment and Waiver. This Debenture may be amended, together with all similar Debentures purchased pursuant to the Subscription Agreements, as provided in Section O(4) of the Subscription Agreements.

LifeVantage Corporation
By:
Name:
Title:

[Signature Page to Convertible Debenture]

4